As filed with the Securities and Exchange Commission on September 22, 2014.

Registration No. 333-176420

Registration No. 333-167036

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-176420

REGISTRATION STATEMENT NO. 333-167036

UNDER

THE SECURITIES ACT OF 1933

OBA FINANCIAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Maryland	27-1898270
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Address of principal executive offices) (Zip Code)

OBA Financial Services, Inc. 2011 Equity Incentive Plan

OBA Bank 401(k) Plan

(Full Title of the Plan)

Vincent J. Delie, Jr.

President and Chief Executive Officer

F.N.B. Corporation

One North Shore Center

12 Federal Street

Pittsburgh, Pennsylvania 15212

(Name and address of agent for service)

(800) 555-5455

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of OBA Financial Services, Inc. (the “Company”):

•	File No. 333-176420, pertaining to 648,025 shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) (including the stock options with respect to which up to 370,300 shares of Common Stock may be purchased), issuable under the OBA Financial Services, Inc. 2011 Equity Incentive Plan, of which 398,072 shares of Common Stock remain unsold; and

•	File No. 333-167036, pertaining to an indeterminate amount of participation interests offered or sold pursuant to the OBA Bank 401(k) Plan.

Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 7, 2014, between the Company and F.N.B. Corporation (“FNB”), the Company merged with and into FNB, effective as of September 19, 2014 (the “Merger”). As a result of completion of the Merger, each outstanding share of common stock of the Company was cancelled and extinguished in exchange for the right to receive 1.781 shares of the common stock of FNB, par value $0.01 per share (excepting any shares held by FNB, the Company and their subsidiaries, which were cancelled without receipt of the merger consideration). FNB will pay cash in lieu of issuing fractional shares of FNB common stock.

Due to completion of the Merger, the Company has terminated any offering of the Company’s securities pursuant to any registration statement. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on September 22, 2014.

F.N.B. CORPORATION (as successor by merger to OBA Financial Services, Inc.)

By:	/s/ Vincent J. Delie, Jr.
Vincent J. Delie, Jr.
President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended